SUPPLEMENT DATED MAY 13, 2022 TO THE PROSPECTUS OF

AIP ALTERNATIVE LENDING FUND P, dated January 28, 2022, as supplemented

Effective for all subscriptions for the June 1, 2022 closing and all closings thereafter, a $5,000,000 maximum on any single purchase will be imposed for all purchases of shares of AIP Alternative Lending Fund P (the “Fund”). Feeder funds and comparable investment vehicles that have reached an understanding to impose such a limit on their underlying investors will not themselves be subject to such limit on their purchases of the Fund’s shares in the aggregate.

PLEASE RETAIN THIS SUPPLEMENT FOR FUTURE REFERENCE.